UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2008

AMERICAN CONSUMERS, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-5815	58-1033765
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Hannah Way, Rossville, Georgia	30741
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  (706) 861-3347

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 2, 2008, American Consumers, Inc. (the “Company”) entered into an agreement with Postec, Inc. for the purchase and installation of new cash register hardware and software and scanning equipment for the Company’s Dayton, Tennessee grocery store location (the “Agreement”).  The Agreement also provides for initial training services for store personnel and for limited warranty service on the new equipment.  The purchase price under the Agreement is $55,417 which includes payment for hardware, software and equipment as well as installation, training and limited warranty service, payable 50% down as a non-refundable deposit and the remaining balance payable upon delivery.  Delivery of the equipment to the Dayton, Tennessee store is expected to occur 4 to 6 weeks following the September 2, 2008 contract date.  Apart from the transactions described herein, the Company and its affiliates have no other material relationships with Postec, Inc. or any of its affiliates.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 2, 2008, the Company executed a new promissory note (the “Note”) to provide financing for the purchase and installation of new cash register hardware and software and scanning equipment for the Company’s Dayton, Tennessee grocery store as discussed above.  The Note, which has an initial principal balance of $56,000, was entered into with the Company’s principal lender, Gateway Bank & Trust Company (“Gateway”), in accordance with the previously announced commitment letter between the Company and Gateway for the partial funding of this purchase.  The commitment letter calls for Gateway to provide up to $440,000 of financing in the form of five-year term loans, with interest at the Wall Street Journal prime rate plus 0.5% per annum and interest and principal payable on a five-year amortization schedule.  The commitment letter also provides for an origination fee equal to 0.75% of the amounts advanced, and provides that the debt will be secured by a first priority lien on the new equipment in addition to being cross-collateralized with all of the Company’s other indebtedness to Gateway.

In accordance with these terms, the Company paid origination fees to Gateway of $420 in connection with this funding.  The Note must be repaid in sixty (60) monthly payments of $1,088.38, beginning on October 22, 2008 with final payment due on September 22, 2013.  The Note bears an annual interest rate at .500 points over the Wall Street Journal Prime Rate, adjusted each month, and subject to a floor rate of 6.00%, which is the initial effective interest rate as of September 2, 2008.  The Note is collateralized by a security interest in the Company’s $300,000 certificate of deposit with the Lender and by a security interest in the register system and substantially all of the Company’s accounts receivable, inventory, machines and equipment, furniture and fixtures, and proceeds of the foregoing, as well as by personal guarantees of the Company’s President and CEO and its Executive Vice President and CFO.  The Note is cross-collateralized and cross-defaulted with the Company’s other existing indebtedness to Gateway.

The Note includes affirmative and negative covenants and Events of Default which are customary for this type of indebtedness and the related security documents require the Company to provide insurance on the register system and business assets.  The foregoing description of the Note and the related security documents is qualified by reference to the full text of the documents, which are filed as exhibits to this report.

Item 9.01.	Financial Statements and Exhibits

The following Exhibits are filed pursuant to Item 9 of this Report:

Exhibit No.	Description

10.37
Terms Sheet Letter between the Company and Gateway Bank & Trust Company, dated as of February 7, 2008, regarding commitment under which first borrowing was initiated July 25, 2008.  Incorporated by reference to Exhibit 10.37 to Form 8-K dated July 25, 2008.

10.41	Cash Register Purchase Agreement of the Company’s Dayton, Tennessee location, dated September 2, 2008. Filed herewith.

10.42	Promissory Note for $56,000 between the Company and Gateway Bank & Trust Company, dated as September 2, 2008. Filed herewith.

10.43	Commercial Security Agreement between the Company and Gateway Bank & Trust Company related to the $56,000 Promissory Note dated as of September 2, 2008. Filed herewith.

10.44	Assignment of Deposit Account between the Company and Gateway Bank & Trust Company related to the $56,000 Promissory Note dated as of September 2, 2008. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2008		AMERICAN CONSUMERS, INC.

	By:	/s/ Paul R. Cook
Paul R. Cook
Chief Financial Officer